Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP of our report dated August 22, 2007, relating to the consolidated financial statements of Momentum Energy Group, Inc. and Subsidiaries as of June 30, 2007, December 31, 2006 and 2005 and for the six month period ended June 30, 2007, the years ended December 31, 2006 and 2005, and the for the period August 24, 2004 (date of inception) through December 31, 2004 appearing in this Current Report on Form 8-K/A under the Securities and Exchange Act of 1934.

/s/ Deloitte & Touche LLP

Houston, Texas
October 3, 2007